UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2016

MOMENTOUS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-194636	46-4446281
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		Number)

PO Box 861, Sugar Land, Texas 77487-0861
(Address of principal executive offices)

800-314-8912

Registrant's telephone number, including area code

____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240,l4a-12)

        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (1 7 CFR 240,14d-2(b)

        Pre-commencement communications pursuant to Rule I 3e-4(c) under the Exchange Act ( I 7 CFR 240, 13e-4(c)

Unless otherwise indicated, in this Form 8-K, references to "we," "our," "us," the "Company," "MEG" or the "Registrant" refer to Momentous Entertainment Group, Inc.

8.01   Other Events

The Company has entered into a $280,000 Convertible Loan Agreement with TYPENEX CO-INVESTMENT, LLC, an unaffiliated entity, with the following key provisions:

•

The Note has a 9.1% Original Issue Discount and bears interest at the rate of 10%.

•

The conversion price is fixed at $.35 per share and is subject to reduction if the Company issues shares below the conversion price.

•

The Company will make automatic installment payments beginning 180 days from Closing (and continuing in equal installments for the next 14 months (for a total of 15 payments) or until the balance is paid in full.

•

The Installment Amount due on each Installment Date is equal to the sum of all accrued but unpaid interest and a principal amount equal to approximately $18,333. The Installment Amount can be paid in either cash or Common Stock. If the Company chooses to make a payment in Common Stock, such stock shall be issued at the Market Price. The Market Price of the common stock is defined as 70% of the average of the three lowest closing bid prices for the 20 consecutive trading days prior to the date on which the Market Price is measured. 70% shall be replaced with 60% if the average of the three lowest closing bid prices is less than $.10.

•

TYPENEX CO-INVESTMENT, LLC received a warrant to purchase shares of the Company’s common stock, exercisable for a period of five years from Closing. The number of warrant shares will be calculated based on 50% of the Maturity Amount of $280,000.

(d)  Exhibits

10.6     Convertible Note Agreement with TYPENEX CO-INVESTMENT, LLC

10.7     Warrant Purchase Agreement with TYPENEX CO-INVESTMENT, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2016

Momentous Entertainment Group, Inc.

        (Registrant)

/s/ Kurt E. Neubauer

KURT E. NEUBAUER

Chief Executive Officer

2